                                                                     EXHIBIT 3.1

                           BRADLEY REAL ESTATE, INC.


                      ARTICLES OF AMENDMENT AND RESTATEMENT


THIS IS TO CERTIFY THAT:

     FIRST: Bradley Real Estate, Inc., incorporated on May 11, 1994 under the Maryland General Corporation Law, (the "Corporation") hereby certifies that it desires to amend and restate its Charter as currently in effect to read as set forth in these Articles of Amendment and Restatement.

     SECOND: No change in the amount or classification of the authorized capital stock which the Corporation has authority to issue is effected by this amendment.

     THIRD: These Articles of Amendment and Restatement have been approved and advised by a majority of the entire Board of Directors of the Corporation and approved by the written consent of the sole stockholder of the Corporation, which consent is filed with the records of stockholders meetings.

     FOURTH: The following provisions are all of the provisions of the Charter of the Corporation as so amended and restated with such approval of the Board of Directors and of the sole stockholder:


                                    ARTICLE I

                    INCORPORATION, AMENDMENT AND RESTATEMENT

     Robert G. Schwartz, Jr., whose post office address is Exchange Place, Boston, Massachusetts 02109-2881, being at least eighteen (18) years of age, formed the Corporation under the Maryland General Corporation Law, and the Charter of the Corporation is hereby amended and restated in the entirety.


                                   ARTICLE II

                                      NAME

     The name of the Corporation is Bradley Real Estate, Inc.




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                                   ARTICLE III

                                     PURPOSE

     3.1 Purpose and Powers. The purpose for which the Corporation is formed and the business or objects to be carried on and promoted by it, within the State of Maryland or elsewhere, is to acquire and succeed to and to continue the business of Bradley Real Estate Trust, a common law business trust organized under the laws of the Commonwealth of Massachusetts that has operated so as to qualify as a real estate investment trust ("REIT") (as that phrase is defined under Section 856 of the Internal Revenue Code of 1986, as amended (the "Code")), and to engage in any lawful act or activity for which corporations may be formed under the Maryland General Corporation Law, as amended from time to time. The foregoing purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this Charter, and each shall be regarded as independent. The foregoing purposes are also to be construed as powers of the Corporation, and shall be in addition to and not in limitation of the general powers of corporations under the laws of the State of Maryland.

     3.2 Real Estate Investment Trust. Without limiting the generality of the foregoing purpose, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as a REIT, the purpose of the Corporation shall include engaging in the business of a REIT. This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.


                                   ARTICLE IV

                            PRINCIPAL OFFICE ADDRESS

     The post office address of the principal office of the Corporation in Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.


                                    ARTICLE V

                               THE RESIDENT AGENT



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     The Resident Agent of the Corporation is The Corporation Trust
Incorporated, whose address is 32 South Street, Baltimore, Maryland 21202. Said Resident Agent is a Maryland corporation.


                                   ARTICLE VI

                               BOARD OF DIRECTORS

     6.1 Initial Board; Term. The Corporation shall have a Board of Directors initially consisting of six (6) Directors, which number may be increased or decreased in accordance with the Bylaws of the Corporation, but shall never be less than the number required by the Maryland General Corporation Law, as amended from time to time. The Board of Directors shall be divided into three classes, the number of Directors of each class being as nearly equal as practical, with the term of office of one class expiring each year. The names of the initial Directors, who shall act as such for the terms set forth below and until their successors are duly elected and qualified are:

                              William L. Brown
                              Don L. Foote
                              Stephen G. Kasnet
                              Paul G. Kirk, Jr.
                              E. Lawrence Miller
                              W. Nicholas Thorndike

The respective terms of the Initial Directors shall continue until the annual meeting of Stockholders held in 1995 in the case of Paul G. Kirk, Jr. and W. Nicholas Thorndike; in 1996 in the case of William L. Brown and E. Lawrence Miller; and in 1997 in the case of Don L. Foote and Stephen G. Kasnet.

     Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in this Section 6.1. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of Stockholders.

     6.2 Election. Beginning with the annual meeting of Stockholders in 1995 and at each succeeding annual meeting of Stockholders, the Directors of the class of Directors whose term expires at such meeting will be elected to hold office for a




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term expiring at the third succeeding annual meeting by a vote of a plurality of the Stockholders entitled to vote thereon. Each Director will hold office for the term for which he is elected and until his successor is duly elected and qualified. Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the Stockholders or a vote of a majority of the entire Board of Directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the Stockholders or by a majority of the remaining Directors then in office.

     6.3 Resignation, Removal or Death. Any Director may resign from the Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice. A Director may be removed from office, but only for cause and only at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of at least a majority of the Stock then outstanding and entitled to vote in the election of Directors; provided, however, that in the case of any Directors elected solely by holders of a series of Preferred Stock, such Directors may be removed only by the affirmative vote of at least a majority of the Stock of that series then outstanding and entitled to vote in the election of Directors, voting together as a single class.

     6.4 Powers. Subject to the express limitations herein or in the Bylaws, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Charter, as amended or supplemented from time to time, shall be construed with a presumption in favor of the grant of power and authority to the Directors.


                                   ARTICLE VII

                                      STOCK

     7.1 Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the "Stock") is one hundred fifty million (150,000,000) shares, initially consisting of (i) twenty million (20,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"); (ii) eighty million (80,000,000) shares of common stock, par value $.01 per share ("Common Stock"); and (iii) fifty million (50,000,000) shares of excess stock, par value $.01 per share ("Excess Stock"). The aggregate par value of all the shares of all classes of stock is $1,500,000.



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     7.2  Preferred Stock. Preferred Stock may be issued, from time to time, in one or more series as authorized, designated and classified or reclassified by the Board of Directors consistent with the provisions of Section 7.5.

     7.3  Common Stock.

          7.3.1 Dividend Rights. Subject to the preferential dividend rights of Preferred Stock, if any, as may be determined by the Board of Directors, the holders of shares of Common Stock shall be entitled to receive such dividends as may be authorized and declared by the Board of Directors out of funds legally available therefor.

          7.3.2 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Stock resulting from the exchange of Common Stock ("Excess Common Stock"), that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Common Stock as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding.

          7.3.3 Voting Rights. The holders of shares of Common Stock shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote, at all meetings of the Stockholders, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such Stockholder.

          7.3.4 Exchange. Shares of Common Stock shall automatically and without further action be exchanged for shares of Excess Stock, and shares of Excess Stock shall be exchanged for shares of Common Stock, at the times and in the manner provided in Section 9.5. Such exchanges shall not require the tender, cancellation or issuance of any certificate representing such shares of Excess Stock or Common Stock.

     7.4 Excess Stock. The voting, distribution, redemption and certain other rights, qualifications and limitations of shares of Excess Stock are set forth in Section 9.5.

     7.5 Classification of Stock. The Board of Directors may by resolution classify or reclassify any unissued shares of Stock from time to time by: (a) designating a class or series of Stock to distinguish it from all other classes or


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series of Stock; (b) specifying the number of shares to be included in the class or series; (c) subject to the provisions of Article IX regarding Excess Stock, setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and/or terms and conditions of redemption of those shares of Stock, including, but not limited to, the reclassification of unissued shares of Common Stock to shares of Preferred Stock or unissued shares of Preferred Stock to shares of Common Stock or the issuance of any rights plan or similar plan;
and (d) causing the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland.

     7.6 Issuance of Stock. The Board of Directors may authorize the issuance from time to time of shares of Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

     7.7 Dividends or Distributions. The Board of Directors may from time to time declare and pay to Stockholders such dividends or distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine.


                                  ARTICLE VIII

                         LIMITATION ON PREEMPTIVE RIGHTS

     No holder of any shares of Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for or purchase any Stock or any other securities of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may fix; and any shares of Stock or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors' sole discretion, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of Stock or other securities at the time outstanding.


                                   ARTICLE IX

                      LIMITATIONS ON TRANSFER AND OWNERSHIP



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          9.1  Limitations on Transfer. Stock (other than Excess Stock) shall be freely transferable by the record owner thereof, subject to the provisions of Sections 9.2 and 9.5 and provided that any purported acquisition or transfer of Stock that would result in the disqualification of the Corporation as a REIT shall be void ab initio, except to the extent necessary to give effect to Section 9.10. Any purported transfer of Stock that, if effective, would result in a violation of Section 9.2 (unless exempt from the application of Section 9.2 pursuant to Section 9.6) shall, in lieu of being effective so as to permit the transfer of that number of shares of Stock that would otherwise be beneficially owned by a Stockholder in violation of the Ownership Limit set forth in Section 9.2, automatically cause an exchange of such number of shares of Stock into shares of Excess Stock as provided in Section 9.5, and the intended transferee (the "Prohibited Transferee") of such shares shall acquire no rights therein and the transfer of such shares will not be reflected on the Corporation's stock record books. For purposes of this Article IX, a "transfer" of shares of Stock shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise, or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

     9.2 Limitations on Ownership. Except as provided by Section 9.6 and except as described below, no person shall at any time directly or indirectly acquire or hold beneficial ownership of shares of any class or series of Stock with an aggregate value in excess of 9.8% of the aggregate value of all outstanding Stock of the Corporation (the "Ownership Limit"). Notwithstanding the foregoing, the Board of Directors may, in its sole discretion and on such terms and conditions as it may exclusively establish, waive the Ownership Limit with respect to any transfer if it is satisfied after receiving advice of tax counsel, that ownership in excess of this limit will not jeopardize the Corporation's status as a REIT and it otherwise decides that such action is in the best interests of the Corporation.

     Each person who acquires or attempts to acquire or becomes or attempts to become the beneficial owner of shares of any class or series of Stock which themselves, or when considered with other shares of Stock of any class or series of which such person is beneficial owner, have or may have an aggregate value in excess of the Ownership Limit shall give written notice to the Corporation in advance of such event if such person knows or has reason to believe that such event would or might result in the Ownership Limit being exceeded, or, if such person has not previously given such notice, immediately following such person's becoming aware of an event whose result is that the Ownership Limit has or may have been exceeded.

     For purposes of this Article IX, (a) the value of any share of Stock shall be determined in the manner established by the Board of Directors, and (b) a person (which includes natural persons, corporations, trusts, partnerships, and other entities) shall be deemed to be the


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beneficial owner of the Stock that such person (i) actually owns, (ii)
constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Section 856(h) of the Code, and (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into Stock, if any.

     9.3 Stockholder Information. Each stockholder shall, upon demand of the Corporation, disclose to the Corporation in writing such information with respect to such stockholder's direct and indirect beneficial ownership of the Stock as the Board of Directors in its discretion deems necessary or appropriate in order that the Corporation may fully comply with all provisions of the Code relating to REITs and all regulations, rulings and cases promulgated or decided thereunder (the "REIT Provisions") and to comply with the requirement of any taxing authority or governmental agency.

     9.4 Transferee Information. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of the Corporation as a REIT under the REIT Provisions, the Board of Directors may require a statement or affidavit from each stockholder or proposed transferee of Stock setting forth the number of shares of Stock of each class and series already beneficially owned by such proposed transferee and any related person specified by the Board of Directors. If, in the opinion of the Board of Directors, any proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors shall have the right, but not the duty, to refuse to permit the transfer of such Stock to the proposed transferee. All contracts for the sale or other transfer of Stock shall be subject to this Section 9.4.

     9.5  Excess Stock

          9.5.1 Exchange for Excess Stock. If, notwithstanding the other provisions contained in this Article IX, at any time there is a purported transfer of Stock or a change in the capital structure of the Corporation (including any redemption of Excess Stock pursuant to Subsection 9.5.7) as a result of which any person would beneficially own Stock in excess of the Ownership Limit (such purported transfer or change in the capital structure being referred to as a "Prohibited Transaction," and such person as to the Stock in excess of the Ownership Limit being referred to as a "Prohibited Transferee" in this Article IX), then, except as otherwise provided in
     Section 9.6, such shares of Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall automatically and without further action be exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Prohibited Transaction. The shares of Stock which are so exchanged for shares of Excess Stock shall be transferred to a trust as provided in Subsection 9.5.2 hereto, subject to the provisions of Subsection 9.5.2.

          9.5.2 Ownership in Trust. Upon any Prohibited Transaction that results in an exchange of Excess Stock for Stock pursuant to Subsection 9.5.1, such shares of Excess Stock shall be deemed to have been transferred to a trustee ("the Trustee"), who shall be an individual or other person designated by the Corporation that is unaffiliated with the Corporation, as trustee of a separate trust for the exclusive benefit (except to the extent provided in Subsections 9.5.6 and 9.5.7) of one or more organizations described in Sections 170(c) of the Code as are designated from time to time by the Corporation (the

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     "Charitable Beneficiary"). Shares of Excess Stock so held in trust shall be issued and outstanding Stock of the Corporation. The Prohibited Transferee shall have no rights in such Excess Stock, other than as set forth in this
     Section 9.5.

          9.5.3 Dividend Rights. Shares of Excess Stock shall be entitled to dividends and distributions as if they were the shares of Preferred Stock or Common Stock that have been exchanged pursuant to Subsection 9.5.1; provided, however, that the Prohibited Transferee shall upon demand by the Corporation repay any dividend or distribution paid prior to the discovery by the Corporation that shares of Stock have been exchanged for Excess Stock, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to the Prohibited Transferee, and the Corporation shall pay over to the Trustee all dividends or distributions so recovered from or rescinded as to the Prohibited Transferee. Except for dividends or distributions which are liquidating distributions (as to which Subsection 9.5.4 shall apply), the Trustee shall pay to the Charitable Beneficiary all amounts received as dividends or distributions with respect to Excess Stock.

          9.5.4 Rights Upon Liquidation. Subject to the preferential rights of Preferred Stock, if any, as may be determined by the Board of Directors and the preferential rights of Excess Preferred Stock (as defined below), if any, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Trustee holding any shares of Excess Stock resulting from the exchange of Common Stock pursuant to Subsection 9.5.1 ("Excess Common Stock") shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock and Excess Common Stock as the number of shares of Excess Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Trustee holding any shares of Excess Stock resulting from the exchange of Preferred Stock pursuant to Subsection 9.5.1 ("Excess Preferred Stock") shall be entitled to receive the pro rata share of the assets of the Corporation available for distribution to the holders of Preferred Stock of the series from which such Excess Stock was exchanged which such holder of Excess Preferred Stock would be entitled to receive if such shares of Excess Preferred Stock were shares of Preferred Stock of the series from which such Excess Preferred Stock was exchanged. The Trustee(s) holding any Excess Stock in one or more trusts shall distribute to each transferee of an interest in such a trust pursuant to Subsection 9.5.6, when determined, any assets received in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation in respect of the Excess Stock held in such trust and represented by the trust interest transferred to such transferee.

          9.5.5 Voting Rights. Shares of Excess Common Stock may be voted by the Trustee holding the same as if such shares were the shares of Common Stock, and shares of Excess Preferred Stock may be voted by the Trustee holding the same as if such shares were the shares of Preferred Stock, whose purported transfer resulted in the exchange of Excess Stock for such Common Stock or Preferred Stock, as the case may be; and the Prohibited Transferee shall be deemed to have given an irrevocable proxy (which proxy

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     shall be deemed to be coupled with an interest) to the Trustee to vote such
     Stock for the benefit of the Charitable Beneficiary. Any votes purported to have been cast by the Prohibited Transferee with respect to shares of Excess Stock prior to the discovery by the Corporation that the shares are held in trust as a result of a Prohibited Transaction will be retroactively deemed not to have been cast; provided, however, that such retroactive nullification of the vote of such shares shall not adversely affect the rights of any person other than the Prohibited Transferee who has relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

          9.5.6 Restrictions on Transfer. Excess Stock shall not be transferable. The Trustee of any shares of Excess Stock that has been exchanged for any shares of Stock pursuant to Section 9.5.1 may (subject to the Corporation's having waived or not exercised its redemption rights under Subsection 9.5.7) freely sell and transfer the interest in the trust that represents such shares of Excess Stock, if the shares of Excess Stock held in the trust and represented by the trust interest to be sold would not be Excess Stock in the hands of the transferee of the trust interest. Upon any such sale, the Trustee shall distribute the proceeds of such sale as follows: (a) to the Prohibited Transferee, all of such proceeds up to (but not more than) the amount that is equal to the price that the Prohibited Transferee paid for the Stock in the purported transfer of Stock that resulted in the Excess Stock represented by the trust interest, or if the Prohibited Transferee did not give value for such Stock (e.g., the shares were received through a gift, devise or other transaction), equal to the aggregate Market Price (as defined in Subsection 9.5.7) of all shares of such Stock that were exchanged for Excess Stock on the date of the purported transfer that resulted in the Excess Stock; and (b) to the Charitable Beneficiary, all remaining proceeds of such sale. No interest in a trust may be transferred unless the Trustee has given advance notice to the Corporation of the intended transferee and the Corporation has agreed in writing to waive its redemption rights under Subsection 9.5.7. Upon the transfer of an interest in a trust in compliance with this Subsection 9.5.6, the corresponding shares of Excess Stock that are represented by the transferred interest in the trust shall be automatically exchanged for an equal number of shares of Stock of the same class and series from which they were originally exchanged and such shares of Stock shall be transferred of record to the transferee of the interest in the trust. Upon any exchange of Excess Stock for Stock of another class, the interest in the trust representing such Excess Stock shall automatically terminate.

          9.5.7 Corporation's Redemption Rights. All shares of Excess Stock shall be deemed to be offered for sale to the Corporation, or a designee of the Corporation whose ownership of such shares would not result in such designee being a Prohibited Transferee, at a price per share equal to the lesser of (a) the price per share of Stock in the Prohibited Transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price per share of such Stock at the time of such devise or gift) or
     (b) the Market Price per share of Stock of the class of Stock for which such Excess Stock was exchanged on the date the Corporation, or its designee, accepts such offer. The Corporation, or its designee, shall have the right to accept such offer at any time until the date that is ninety
     (90) days after the date (the "trigger date") on which the Prohibited Transferee or other purported owner gives written notice to the Corporation of any event constituting a

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     Prohibited Transaction (including, without limitation, redemptions or repurchases of Stock by the Corporation) that results in the exchange of Stock for Excess Stock pursuant to Section 9.5.1 and of the nature and amount of all ownership interests in the Corporation, direct or indirect, of record or beneficial, of the Prohibited Transferee or other purported owner; provided, however, that if no such notice is given the "trigger date" shall be the date on which the Board of Directors determines that a Prohibited Transaction resulting in the exchange of Excess Stock for Stock has been made.

          The Corporation's, or its designee's, acceptance of such offer shall specify a date (the "redemption date") as of which the Corporation, or its designee, shall make the redemption payment and as of which the Excess Stock shall be deemed to be fully redeemed, or transferred to the Corporation's designee, with neither the Trustee nor the Charitable Beneficiary nor the Prohibited Transferee having any further right thereto. The redemption date will not be later than the date that is ninety (90) days after the trigger date; provided, however, that the Corporation may designate a later redemption date that is not later than January 15 in the calendar year next following the trigger date if the Corporation's Board of Directors determines in good faith that the redemption of such Excess Stock may result in a separate Prohibited Transaction as a result of which some person (other than the Prohibited Transferee) may beneficially own Stock in excess of the Ownership Limit. No interest shall accrue on any redemption payment with respect to the period subsequent to the redemption date to the date of the redemption payment.

          For purposes of this Article IX, "Market Price" means, for any share of Stock, the average daily per share closing sales price of a share of such class or series of Stock if shares of such class or series of Stock are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ NMS"), and if shares of such class or series of Stock are not solicited or quoted, the Market Price shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 30-day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or on the NASDAQ NMS and no published bid and asked quotations with respect to shares of such class or series of Stock during such 30-day period, the Market Price shall be the price determined by the Board of Directors in good faith.

          9.5.8 Agency. If any of the restrictions on transfer set forth in this
     Section 9.5 are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Corporation, and to the extent that the Corporation may determine appropriate to protect its qualification as a REIT, to have acted as an agent on behalf of the Corporation in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Corporation.

     9.6 Exceptions to Ownership and Transfer Limitations. The Ownership Limit set forth in Section 9.2 shall not apply to the following shares of Stock and such shares shall not be deemed to be Excess Stock at the times and subject to the terms and conditions set forth in this Section 9.6:



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          9.6.1 Subject to the provisions of Section 9.7, shares of Stock which the Board of Directors in its sole discretion may exempt from the Ownership Limit while owned by a person who has provided the Corporation with evidence and assurances of factual matters acceptable to the Board of Directors on the basis of which the Board of Directors concludes that the qualification of the Corporation as a REIT would not then or in the future be jeopardized thereby;

          9.6.2 Subject to the provisions of Section 9.7, shares of Stock acquired and held by an underwriter in a public offering of Stock, or in any transaction involving the issuance of Stock by the Corporation, in which the Board of Directors determines that the underwriter or other person or party that initially acquires such Stock will make a timely distribution of such Stock to or among other holders such that, following such distribution, no person will own Stock in excess of the Ownership Limit; and

          9.6.3 Shares of Stock acquired pursuant to an all cash tender offer made for all outstanding shares of Stock of the Corporation in conformity with applicable federal and state securities laws where not less than two-thirds of the outstanding Stock (not including Stock or securities convertible into Stock held by the tender offeror and/or any "affiliates" or "associates" thereof within the meaning of the Securities Exchange Act of 1934, as amended) are duly tendered and accepted pursuant to the cash tender offer and where the tender offeror commits in such tender offer, if the tender offer is so accepted by the holders of such two-thirds of the outstanding Stock, as promptly as practicable thereafter to give any holders who did not accept such tender offer a reasonable opportunity to put their Stock to the tender offeror at a price not less than the price per share paid for Stock tendered pursuant to the tender offer.

     9.7 Authority to Revoke Exceptions to Limitations. The Board of Directors, in its sole discretion, may at any time revoke any exception pursuant to Subsections 9.6.1 or 9.6.2 in the case of any stockholder, and upon such revocation the provisions of Section 9.2 and 9.5 shall immediately become applicable to such stockholder and all Stock of which such stockholder may be the beneficial owner. A decision to exempt or refuse to exempt from the Ownership Limit the ownership of certain designated shares of Stock, or to revoke an exemption previously granted, shall be made by the Board of Directors in its sole discretion, based on any reason whatsoever, including, but not limited to, the preservation of the Corporation's qualification as a REIT.

     9.8 Controlling Provision. Except as provided in Section 9.10, to the extent this Article IX may be inconsistent with any other provision of the Corporation's Charter, this Article IX shall be controlling.

     9.9 Authority of the Board of Directors. Subject to Section 9.10, nothing else contained in this Article IX or in any other provision of the Corporation's Charter shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions. Any determination made by the Board of Directors in connection with this Article IX shall be conclusive and binding for all purposes. In applying the provisions of this Article IX, the Board of Directors may take into account the lack of certainty in the REIT Provisions relating to the ownership of stock that may

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


prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit, Excess Stock, beneficial ownership, value of Stock and related matters on as conservative a basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's continued qualification as a REIT. To the extent permitted by Maryland law, the Board of Directors shall have authority to amend, without the necessity of any action or vote by the stockholders, the provisions of this Article IX in such manner as in its sole discretion (after being advised by tax counsel) is necessary or appropriate to minimize or eliminate uncertainty as to the Corporation's continued qualification as a REIT, and no stockholders of the Corporation shall be entitled to vote on such amendment except to the extent determined by the Board of Directors. Notwithstanding any other provision of the Corporation's Charter, if the Board of Directors determines that it is no longer in the interests of the Corporation and the stockholders to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

     9.10 New York Stock Exchange. Nothing in the Corporation's Charter shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or of any other stock exchange on which shares of Stock of the Corporation may be listed and which has conditioned such listing on the inclusion in the Corporation's Charter of a provision such as this Section
9.10. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article IX and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IX.

     9.11 Transferee as Agent for the Corporation. If the restrictions on transfer of any shares of Stock contained elsewhere in this Article IX are determined to be void or invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then, at the option of the Corporation, and to the extent that the Corporation may determine appropriate to protect its qualification as a REIT, the intended transferee of any such shares may be deemed to have acted as agent on behalf of the Corporation in acquiring such shares and holding the same on behalf of the Corporation.


                                    ARTICLE X

                        RIGHTS AND POWERS OF CORPORATION;
                        CONFLICTS OF INTEREST; AMENDMENT

     In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

     10.1 Conflicts of Interest. Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any Director or officer may be a director or officer or in which any Director or officer may be interested as the holder of any amount of its stock or otherwise, may be a party to, or may be pecuniarily or

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


otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested Directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested Director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation. Any Director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

     10.2 Amendment. The Corporation reserves the right, from time to time, to make any amendment of its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Charter, of any outstanding Stock. Except as provided in the fourth sentence of
Section 9.9 or as otherwise required by law or as otherwise results from the application of Article XIV, the Corporation's Charter may be amended only by the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast on the matter.





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


                                   ARTICLE XI

                                 INDEMNIFICATION

     The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, by express provision in its Bylaws, by agreement, or by majority vote of either its stockholders or disinterested Directors, any one or more of the following classes of individuals: (1) present or former Directors of the Corporation, (2) present or former officers of the Corporation, (3) present or former agents and/or employees of the Corporation, (4) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by the Corporation, (5) persons serving or who have served at the request of the Corporation in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprise and (6) persons who served as Trustees, officers, agents and/or employees of Bradley Real Estate Trust, or in similar capacities for any other predecessor of the Corporation to the extent that such persons were entitled to indemnity by Bradley Real Estate Trust or such other predecessor; provided, however, that the Corporation shall not be obligated to indemnify or advance expenses to a member of the foregoing classes of individuals ( an "Indemnitee") with respect to proceedings or claims initiated or brought voluntarily by an Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under the Charter of the Corporation or any other statute or law or otherwise as provided by the Maryland General Corporation Law, but such indemnification or advancement of expenses may be provided by the Corporation in specific cases if the Board of Directors has approved the initiation or bringing of such suit. However, the Corporation shall not have the power to indemnify any person to the extent such indemnification would be contrary to Section 2-418 of the Maryland General Corporation Law or any successor provision of Maryland law or any other applicable statute, rule or regulation. The Corporation may agree to indemnify the spouse of an Indemnitee (whether by statute or at common law and without regard to the location of the governing jurisdiction) to the same extent and subject to the same limitations applicable to Indemnitee hereunder for claims arising solely out of the status of such person as the spouse of such Indemnitee, including claims seeking damages from marital property (including community property) or property held by the Indemnitee and such spouse or transferred to such spouse, but such indemnity shall not otherwise extend to protect the spouse against liabilities caused by the spouse's own acts.




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


                                   ARTICLE XII

                             LIMITATION OF LIABILITY

     To the fullest extent permitted under the Maryland General Corporation Law as in effect on the date of filing these Articles of Incorporation or as the Maryland General Corporation Law is thereafter amended from time to time, no Director or officer shall be liable to the Corporation for money damages for any breach of any duty owed by such Director or officer to the Corporation. Neither the amendment or the repeal of this Article, nor the adoption of any other provision in the Corporation's Charter inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.


                                  ARTICLE XIII

                               MAJORITY STOCK VOTE

     Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. The preceding sentence shall not be construed to require a vote of holders of shares that is inconsistent with the provisions of (i) Section 6.2 relating to election of Directors by plurality, (ii) the fourth sentence of Section 9.9 or (iii) Article XIV.


                                   ARTICLE XIV

                                  MISCELLANEOUS

     The provisions of this Charter are severable, and if the Directors shall determine that any one or more of such provisions are in conflict with the REIT provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Charter, even without any amendment of this Charter pursuant to Section 10.2 hereof; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of this Charter or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

     If any provision of this Charter or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of this Charter shall not be affected. Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.



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


     FIFTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

     SIXTH: The name and address of the Corporation's current resident agent is as set forth in Article V of the foregoing amendment and restatement of the charter.

     SEVENTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.

     EIGHTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for purjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 6th day of October, 1994.

ATTEST:                             BRADLEY REAL ESTATE, INC.



/s/ William B. King                 By: /s/ E. Lawrence Miller        (SEAL)
-------------------------------        ------------------------------
William B. King                        E. Lawrence Miller
Secretary                              President






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